Exhibit 23.2
Consent of Independent Auditors
We have issued our report dated March 25, 2010 with respect to the financial statements of the Cerner Corporation Associate Stock Purchase Plan on Form 11-K for the years ended December 31, 2009 and 2008. We hereby consent to the incorporation of said report in the filing of the 11-K for the year ended December 31, 2010.
/s/ Weaver & Martin LLC
Kansas City, Missouri
March 25, 2011